SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2011

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

12518 W Atlantic Blvd, Coral Springs, Florida 33071

(Address of principal executive office)

Registrant's telephone number, including area code: (954) 344-2727

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Clean Coal Technologies, Inc. (the “Company”) announces the appointment of Ignacio Ponce de Leon as Chief Operating Officer (“COO”), effective April 1, 2011.  Mr. Ponce de Leon has also been appointed as a member of the Company’s board of directors.  Mr. Ponce de Leon has been serving as Senior Advisor to the Company’s Board of Directors since August 2010. Douglas Hague, the Company’s current Chief Operating Officer, will move into a new position as Senior Managing Director.

Ignacio Ponce de Leon brings over 30 years of professional experience to CCTI, including over 25 years on Wall Street.  Since January 2009, he has worked as an independent consultant to companies in the electric power industry and to a New York-based private equity fund. He has served as Senior Advisor to the Board of Directors of CCTI since August 2010. From August 2006 until December 2008, Mr. Ponce de Leon worked for Capital Advisory Partners as an Associate Partner.  His focus was on late-stage start-ups in the energy sector, and had lead responsibility for an advisory to a smart grid technology company in need of seed capital, business alliances, and market contacts to launch the business globally. From April1995 to January 2005, he worked at JP Morgan where he formed what became Wall Street’s leading fixed income research team covering corporations globally in Emerging Markets.  Mr. Ponce de Leon won top rankings in Institutional Investor All-America rankings and Euromoney’s Latin Finance rankings in multiple years.  In his role as Managing Director Global Fixed Income Research, he oversaw the teams based in New York, London and Hong Kong that supported over $15 billion flow business and $3 to $5 billion annual primary business. He also helped establish a proprietary distressed debt effort involved with numerous forms of debt instruments, equity and restructurings. His published research reached over 500 institutional clients throughout the United States and Europe. >From February1992 to March 1995, he served as Vice President, Equities Research, at CS First Boston, covering the Carlos Slim Group in Mexico, Cemex, and the engineering construction sector. Prior to that, he served in various capacities at Chemical Bank (March 1984 to March 1987) and Bankers Trust Company (March 1987 to February 1992), much of it in Mergers & Acquisitions which afforded him deal experience in numerous industrial sectors including consumer products, cement, fertilizers, and beer. Mr. Ponce de Leon began his professional life in November 1979 at the National Planning Department, Presidency of the Republic of Colombia where he worked on the $3 billion Carbocol/Exxon joint venture to develop Cerrejon, one of the largest coal mines in the world, annually exporting over 35 million tons of thermal coal.  He also worked with the National Planning team that oversaw the preparation of the National Energy Study, one of Latin America’s most ambitious econometric descriptions of a national energy economy.

Mr. Ponce de Leon was graduated from the London School of Economics (BSc. Econ, 1973) and from the Fletcher School of Law & Diplomacy (Tufts-Harvard, 1979) with an M.A.L.D.  He is fluent in Spanish and has working proficiency in Portuguese and French.

The Company and Mr. Ponce de Leon are negotiating the terms of his employment but have not finalized an agreement. However, the terms are expected to include a base salary of $350,000 per year, subject to cost of living increases, as well as a $750 per month vehicle allowance, plus participation in any incentive or bonus compensation plan the Company may adopt.  In addition, Mr. Ponce de Leon will receive an award of the Company’s restricted common stock, with some of the award shares vesting immediately on issuance and the remaining portion vesting at the earlier of January 1, 2012 or upon the achievement of a specific business objective as determined by the board of directors. The shares to be awarded are subject to Mr. Ponce de Leon’s continuing employment with the Company.  Mr. Ponce de Leon’s agreement will include provisions for the payment of six months compensation in the event he is terminated without cause by the Company, or one year of compensation in the event of a change of control or sale of the Company. Mr. Ponce de Leon will not be additionally compensated for his service as a director and there is no arrangement or understanding between Mr. Ponce de Leon and any other persons pursuant to which he was selected as an officer and director.

Item 7.01 Regulation FD Disclosure

In early March 2011, the Company released an updated presentation on its website. The presentation may be accessed at www.cleancoaltechnologiesinc.com under the Investor Relations tab.

In accordance with General Instruction B.2 of Form 8-K, the information in this section of this Report shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  March 30, 2011

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer